Exhibit 2.1

EXECUTION VERSION

FOURTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS FOURTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of April 16, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024, and that certain Third Amendment to the Agreement and Plan of Merger, dated as of February 16, 2024; and

WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.

NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

1.             Amendments.

a.                   Definition of “Closing Failure Fee”. The definition of Closing Failure Fee in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:

“Closing Failure Fee” means an amount equal to the Initial Deposit Escrow Amount plus $15,000,000; provided, however, that if Parent delivers to the Company Qualifying Additional Financing Documents, the Closing Failure Fee shall be an amount equal to the Initial Deposit Escrow Amount plus $20,000,000.

b.                  Definition of “Qualified Additional Financing Documents”. The definition of Qualified Additional Financing Documents in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:

“Qualifying Additional Financing Documents” means Additional Financing Documents that contemplate Additional Financing in an amount that, in the aggregate and when taken together with the aggregate proceeds contemplated by the Committed Financings and other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses, in each case as determined by the Company in its reasonable discretion.

c.                   Amendment to Section 6.5(a). The following sentence shall be inserted at the end of Section 6.5(a) of the Agreement:

Notwithstanding anything in this Agreement to the contrary (including this Section 6.5(a)), the Company shall not be required to file the definitive Proxy Statement or cause the definitive Proxy Statement to be mailed to the Company’s stockholders unless and until Parent has delivered Qualifying Additional Financing Documents to the Company.

d.                  Amendment to Section 8.1(d)(v). Section 8.1(d)(v) of the Agreement is hereby deleted and replaced in its entirety with the following language:

if Parent fails to deliver all of the Qualifying Additional Financing Documents to the Company on or before 5:00 p.m. Central Time on April 26, 2024;

e.                   Amendment to Section 8.1(d)(vi). Section 8.1(d)(vi) of the Agreement is hereby deleted and replaced in its entirety with the following language:

if Parent fails to deliver, at least 7 days prior to the anticipated Closing Date, Evidence of Funding and other evidence reasonably acceptable to the Company demonstrating that Parent and Merger Sub have financial resources available to them that are sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses; or

f.                    Amendment to Section 8.3(b)(iv). Clause (y) of Section 8.3(b)(iv) of the Agreement is hereby deleted in its entirety.

g.                  Amendment to Section 8.4(a). The references to “$15,000,000” in Section 8.4(a) of the Agreement shall be deleted in their entirety and replaced with “$20,000,000”.

2.              Payment for Printing and Mailing of the Proxy Statement. In the event Parent does not deliver all of the Qualifying Additional Financing Documents to the Company on or before 5:00 p.m. Central Time on April 22, 2024, Parent shall pay or shall cause to be paid to the Company by no later than April 23, 2024, by wire transfer of immediately available funds, an amount equal to $125,000, which amount shall be used by the Company to pay the Company’s costs and expenses associated with printing and mailing the definitive Proxy Statement to the Company’s stockholders.

3.             Other Terms.

a.                  Interpretation; Effectiveness. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 and 2 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.

b.                  Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.

c.                  Miscellaneous. The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BATTALION OIL CORPORATION

By:	/s/ Matthew B. Steele
	Name:	Matthew B. Steele
	Title:	Chief Executive Officer

[Signature page to Fourth Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.

By:	/s/ Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President and General Counsel

SAN JACINTO MERGER SUB, INC.

By:	/s/ Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President and General Counsel

[Signature page to Fourth Amendment to Agreement and Plan of Merger]